UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  ------------

                                  SCHEDULE 13G

                   Under the Securities Exchange Act of 1934

                                (Amendment No. )

                                IXOS Software AG
                    ----------------------------------------
                                (Name of issuer)


                               Ordinary Shares .
                   -----------------------------------------
                         (Title of class of securities)


                                   46600V108
                   -----------------------------------------
                                 (CUSIP number)


                                 April 4, 2000
                   -----------------------------------------
            (Date of Event which requires filing of this Statement)

     Check the appropriate box to designate the rule pursuant to which this schedule is filed:

                                 /_/ Rule 13d-1 (b)
                                 /X/ Rule 13d-1 (c)
                                 /_/ Rule 13d-1 (d)

---------------------------------
      CUSIP No. 46600V108                   13G
---------------------------------


-------- -----------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Deutsche Bank A.G.
-------- -----------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                (a) /_/
                                                                         (b) /_/
-------- -----------------------------------------------------------------------
3        SEC USE ONLY

-------- -----------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION

         Federal Republic of Germany
---------------------------- ------ --------------------------------------------
NUMBER OF                    5      SOLE VOTING POWER
SHARES                              0
                             ------ --------------------------------------------
BENEFICIALLY                        SHARED VOTING POWER
OWNED BY                     6      1,254,260
                             ------ --------------------------------------------
EACH                                SOLE DISPOSITIVE POWER
REPORTING                    7      0
                             ------ --------------------------------------------
PERSON                              SHARED DISPOSITIVE POWER
WITH                         8      1,254,260
-------- -----------------------------------------------------------------------
 9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         1,254,260*
-------- -----------------------------------------------------------------------
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES                                                      /_/
-------- -----------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         6.5%**
-------- -----------------------------------------------------------------------
12       TYPE OF REPORTING PERSON

         HC, BK, CO
-------- -----------------------------------------------------------------------


------------------------

* Included in this figure are the securities reported by Deutsche Funds Management and DWS Investment GmbH on the following cover pages.

** Included in this percentage are the percentages of securities reported by Deutsche Funds Management and DWS Investment GmbH on the following cover pages.

---------------------------------
      CUSIP No. 46600V108                   13G
---------------------------------


-------- -----------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Deutsche Funds Management
-------- -----------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                (a) /_/
                                                                         (b) /_/
-------- -----------------------------------------------------------------------
3        SEC USE ONLY

-------- -----------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION

         Federal Republic of Germany
---------------------------- ------ --------------------------------------------
NUMBER OF                    5      SOLE VOTING POWER
SHARES                              0
                             ------ --------------------------------------------
BENEFICIALLY                        SHARED VOTING POWER
OWNED BY                     6      1,169,510
                             ------ --------------------------------------------
EACH                                SOLE DISPOSITIVE POWER
REPORTING                    7      0
                             ------ --------------------------------------------
PERSON                              SHARED DISPOSITIVE POWER
WITH                         8      1,169,510
-------- -----------------------------------------------------------------------
 9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         1,169,510*
-------- -----------------------------------------------------------------------
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES                                                      /_/
-------- -----------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         6.1%**
-------- -----------------------------------------------------------------------
12       TYPE OF REPORTING PERSON

         HC
-------- -----------------------------------------------------------------------


------------------------

* Included in this figure are the securities reported by DWS Investment GmbH on the following cover page.

** Included in this percentage is the percentage of securities reported by DWS Investment GmbH on the following cover page.

---------------------------------
      CUSIP No. 46600V108                   13G
---------------------------------


-------- -----------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         DWS Investment GmbH
-------- -----------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                (a) /_/
                                                                         (b) /_/
-------- -----------------------------------------------------------------------
3        SEC USE ONLY

-------- -----------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION

         Federal Republic of Germany
---------------------------- ------ --------------------------------------------
NUMBER OF                    5      SOLE VOTING POWER
SHARES                              0
                             ------ --------------------------------------------
BENEFICIALLY                        SHARED VOTING POWER
OWNED BY                     6      956,175
                             ------ --------------------------------------------
EACH                                SOLE DISPOSITIVE POWER
REPORTING                    7      0
                             ------ --------------------------------------------
PERSON                              SHARED DISPOSITIVE POWER
WITH                         8      956,175
-------- -----------------------------------------------------------------------
 9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         956,175
-------- -----------------------------------------------------------------------
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES                                                      /_/
-------- -----------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         5.0%
-------- -----------------------------------------------------------------------
12       TYPE OF REPORTING PERSON

         CO
-------- -----------------------------------------------------------------------

Item 1(a).  Name of Issuer:

            IXOS Software AG (the "Issuer")

Item 1(b).  Address of Issuer's Principal Executive Offices:

            The  address  of  the  Issuer's   principal   executive  offices  is
Bretonischer Ring 12, Grasbrunn/Munich, D-85630, Germany.

Item 2(a).  Name of Person Filing:

            This statement is filed on behalf of Deutsche Bank AG ("DBAG"), Deutsche Funds Management ("DWS Group") and DWS Investment GmbH ("DWSI" and, together with DBAG and DWS Group, the "Reporting Persons").

Item 2(b).  Address of Principal Business Office or, if none, Residence:

            The principal place of business of DBAG is Taunusanlage 12, D-60325, Frankfurt am Main, Federal Republic of Germany.

            The principal place of business of DWS Group is Gruneburgweg 113-115, 60323 Frankfurt, Federal Republic of Germany.

            The principal place of business of DWSI is Gruneburgweg 113-115, 60323 Frankfurt, Federal Republic of Germany.

Item 2(c).  Citizenship:

            The citizenship of the Reporting Persons is set forth on the applicable cover page.

Item 2(d).  Title of Class of Securities:

            The title of the securities is Ordinary Shares, which also includes securities held in the form of American Depositary Receipts (the "Ordinary Shares").

Item 2(e).  CUSIP Number:

            The CUSIP number of the Ordinary Shares is set forth on each cover page.

Item 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a:

            (a) /_/ Broker or dealer registered under section 15 of the Act;

            (b) /_/ Bank as defined in section 3(a)(6) of the Act;

            (c) /_/ Insurance  Company as  defined  in section  3(a)(19)  of the
                    Act;

            (d) /_/ Investment   Company   registered   under  section  8 of the
                    Investment Company Act of 1940;

            (e) /_/ An  investment   adviser   in   accordance   with Rule 13d-1
                    (b)(1)(ii)(E);

            (f) /_/ An  employee benefit plan, or endowment fund  in  accordance with Rule 13d-1 (b)(1)(ii)(F);

            (g) /_/ A parent holding company  or control  person  in  accordance with Rule 13d-1 (b)(1)(ii)(G);

            (h) /_/ A savings  association as defined in  section  3(b)  of  the
                    Federal Deposit Insurance Act;

            (i) /_/ A church plan that is excluded  from  the  definition  of an investment company under section 3(c)(14) of the Investment Company Act of 1940;

            (j) /_/ Group, in accordance with Rule 13d-1 (b)(1)(ii)(J).

            If this statement is filed pursuant to Rule 13d-1 (c), check this box. |X|

Item 4.  Ownership.

         (a)   Amount beneficially owned:

               Each of the Reporting Persons owns the amount of the Ordinary Shares as set forth on the applicable cover page.

         (b)   Percent of class:

               Each of the Reporting Persons owns the percentage of the Ordinary Shares as set forth on the applicable cover page.

         (c)   Number of shares as to which such person has:

               (i) sole power to vote or to direct the vote:

                    Each of the Reporting  Persons has the sole power to vote or direct the vote of the Ordinary Shares as set forth on the applicable cover page.

               (ii) shared power to vote or to direct the vote:

                    Each of the  Reporting  Persons has the shared power to vote or direct the vote of the Ordinary Shares as set forth on the applicable cover page.

               (iii) sole power to dispose or to direct the disposition of:

                    Each of the Reporting  Persons has the sole power to dispose or direct the disposition of the Ordinary Shares as set forth on the applicable cover page.

               (iv) shared power to dispose or to direct the disposition of:

                    Each of the  Reporting  Persons  has  the  shared  power  to dispose or direct the disposition of the Ordinary Shares as set forth on the applicable cover page.

Item 5.  Ownership of Five Percent or Less of a Class.

         Not applicable.

Item 6.  Ownership of More than Five Percent on Behalf of Another Person.

     Investment management clients of each of the Reporting Persons and their respective subsidiaries have the ultimate right to any dividends from Ordinary Shares and the proceeds from the sale of Ordinary Shares.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

     The following are subsidiaries of DBAG and/or DWS Group which hold Ordinary Shares included in the figures on the cover page: Deutsche Asset Management International GMBH, DWS Investment S.A., Deutsche Bank, London Branch and Deutsche Bank Fondi S.p.A.

Item 8.  Identification and Classification of Members of the Group.

         Not applicable.

Item 9.  Notice of Dissolution of Group.

         Not applicable.

Item 10. Certification.

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  April 13, 2000



                                           DEUTSCHE BANK AG



                                           By:     /s/ Dr. Dieter Eisele
                                               -----------------------------
                                               Name:   Dr. Dieter Eisele
                                               Title:  Group Head of Compliance



                                           By:     /s/ Joachim Hertlein
                                               -----------------------------
                                               Name:   Joachim Hertlein
                                               Title:  Vice President

                                                                       EXHIBIT 1





                      Consent of Deutsche Funds Management


     The undersigned agrees that the Schedule 13G executed by Deutsche Bank AG to which this statement is attached as an exhibit is filed on behalf of Deutsche Bank AG, Deutsche Funds Management and DWS Investment GmbH pursuant to Rule 13d-1(k)(1) of the Securities Exchange Act of 1934.

Dated:  April 13, 2000



                                           Deutsche Funds Management



                                           By:     /s/ Peter Garfunder
                                               -----------------------------
                                               Name:   Peter Garfunder
                                               Title:  Managing Director



                                           By:     /s/ Daniela Matz
                                               -----------------------------
                                               Name:   Daniela Matz
                                               Title:  Procurist

                                                                       EXHIBIT 2







                         Consent of DWS Investment GmbH


     The undersigned agrees that the Schedule 13G executed by Deutsche Bank AG to which this statement is attached as an exhibit is filed on behalf of Deutsche Bank AG, Deutsche Funds Management and DWS Investment GmbH pursuant to Rule 13d-1(k)(1) of the Securities Exchange Act of 1934.

Dated: April 13, 2000



                                           DWS INVESTMENT GMBH



                                           By:     /s/ Peter Garfunder
                                               -----------------------------
                                               Name:   Peter Garfunder
                                               Title:  Managing Director



                                           By:     /s/ Daniela Matz
                                               -----------------------------
                                               Name:   Daniela Matz
                                               Title:  Procurist